IMPAX [LOGO]

Company Contacts:                      Investor Relations Contacts:
IMPAX Laboratories, Inc.               Lippert/Heilshorn & Associates, Inc.
------------------------               ------------------------------------
Barry R. Edwards, CEO                  Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 289-2220 Ext. 1771               (212) 838-3777
Larry Hsu, Ph.D., President            Bruce Voss (bvoss@lhai.com)
(510) 476-2000 Ext. 1111               (310) 691-7100
Cornel C. Spiegler, CFO                www.lhai.com
(215) 289-2220 Ext. 1706               ------------
www.impaxlabs.com
-----------------


             IMPAX REPORTS FOURTH QUARTER AND 2003 FINANCIAL RESULTS

           - Received 9 FDA Approvals; Filed 8 Applications in Year -


HAYWARD, Calif (February 17, 2004) - IMPAX Laboratories, Inc. (NASDAQ NM: IPXL) today reported financial results for the three and twelve months ended December 31, 2003.

Revenues for the fourth quarter of 2003 were $16,829,000, up more than 100% compared with total revenues of $8,400,000 in the prior year's fourth quarter, and compared with total revenues of $16,497,000 in the third quarter of 2003. The year-over-year increase for the fourth quarter was primarily due to shipments of over-the-counter (OTC) Loratadine and Pseudoephedrine Sulfate (5mg/120mg) 12-hour Extended Release Tablets and Flavoxate Hydrochloride 100mg Tablets (which began shipping during the fourth quarter of 2003), and higher sales of Fludrocortisone Tablets, Minocycline Capsules, and the LIPRAM product family. Included in the 2003 fourth quarter revenues was $3,500,000 representing the reversal of part of the refundable deposit from Teva under its strategic alliance agreement related to its exercise of the exclusivity option for certain products. On a sequential quarter basis, sales were impacted by lower OTC product shipments. As a result of an increased manufacturing pace during the quarter, there was a temporary reduction in production of OTC products as additional resources were put in place to sustain a higher level of manufacturing output going forward. OTC production is now back to full capacity and demand for these products has continued to be strong. In addition, inventory has been built in preparation for anticipated new product launches.

The net loss for the 2003 fourth quarter was $5,102,000, or $(0.09) per share, compared with a net loss of $3,471,000, or $(0.07) per share, in the prior year fourth quarter. Net loss for the 2003 fourth quarter was negatively impacted by $2,365,000, or approximately $(0.04) per share, due to a significant number of batches being written-off, primarily related to anticipated new product launches. Additionally, during the third quarter a substantial number of manufacturing personnel were added in order to increase output in preparation for expected new product launches. The impact of this increase was felt during the 2003 fourth quarter in higher unabsorbed manufacturing costs. In addition to higher spending in manufacturing there was also higher spending in research and development as new applications continued to be filed with the FDA, and higher sales and general administrative costs. The net loss for the fourth quarter of 2002 was favorably impacted by the reversal of $1,595,000 net interest on the refundable deposit from Teva.

For the twelve months ended December 31, 2003, the Company reported total revenues of $58,818,000, up more than 139% when compared with total revenues of $24,515,000 in the previous year. The year-over-year annual increase was primarily due to the introduction of OTC Loratadine and Pseudoephedrine Sulfate (5mg/120mg) 12-hour Extended Release Tablets and Flavoxate Hydrochloride 100mg Tablets during 2003 after receiving approval from the U.S. Food and Drug Administration ("FDA"), and higher sales of Fludrocortisone Tablets, Minocycline Capsules, and the LIPRAM product family. Also included in the 2003 revenues was $3,500,000 representing the reversal of part of the refundable deposit from Teva related to its exercise of the exclusivity option for certain products.

The net loss for the twelve months ended December 31, 2003, was $14,207,000, or $(0.28) per share, compared with a net loss of $20,040,000, or $(0.42) per share, in the previous year. Net loss narrowed due to increased sales, which partially offset increases in manufacturing expenses, research and development, and other operating expenses. Unrestricted cash, cash equivalents, and short-term investments were $15.5 million at December 31, 2003, compared to $10.2 million at December 31, 2002. In December 2003, we transferred the $25 million revolving credit facility and term loan from Congress Financial to Wachovia Bank N.A., thereby securing better terms and conditions. As of January 15, 2004, our refundable deposit obligation to Teva was satisfied in full due to a combination of common stock issued to Teva, and achievement of a milestone amount due to Teva's exercise of the exclusivity option for certain products. Recently, the holders of the Mandatorily Redeemable Convertible Preferred Stock which was issued in March, 2000, converted their entire 75,000 preferred shares into 1,500,000 shares of common stock.

"We achieved record sales this past year as we benefited from the work of previous years through the receipt of FDA approvals, launches of new products, both on our own as well as with our partners, and the resolution of several patent lawsuits," said Barry R. Edwards, Chief Executive Officer. "Our fourth quarter product sales were off sequentially as we had lower OTC product shipments while we put the manufacturing resources in place to allow us to sustain a higher level of manufacturing output going forward. We are pleased that we have been able to build inventories of products anticipated to be launched in early 2004 and will continue our efforts to expand our manufacturing capacity and capabilities."

Larry Hsu, Ph.D., President, added: "We are very pleased that our development team reached the high end of our goal in 2003 by filing eight applications: six Abbreviated New Drug Applications ("ANDAs"), and two Investigative New Drug ("IND") applications. This marks the fourth straight year that we have filed eight applications. Once again, for 2004, we expect to be able to file at least six new applications with the FDA."

IMPAX currently has twenty applications pending at the FDA, including five applications tentatively approved, that address, according to NDC Health, approximately $6.8 billion in U.S. branded product sales for the twelve months ended December 31, 2003. Fifteen of these filings were made under Paragraph IV of the Hatch-Waxman Amendments.

IMPAX Laboratories, Inc. is a technology-based specialty pharmaceutical company applying its formulation expertise and drug-delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, Impax's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax's ability to successfully develop and commercialize pharmaceutical products, Impax's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.


                               (Tables to follow)

                            IMPAX LABORATORIES, INC.
                            STATEMENTS OF OPERATIONS
             (dollars in thousands, except share and per share data)


                                             Three Months Ended               Twelve Months Ended
                                                December 31,                     December 31,
                                                (unaudited)                      (unaudited)
                                         ----------------------------    ----------------------------
                                             2003            2002            2003            2002
                                         ------------    ------------    ------------    ------------

Net sales                                $     13,131    $      7,998    $     53,565    $     23,758

Other revenues(a)                               3,698             402           5,253             757
                                         ------------    ------------    ------------    ------------

Total revenues                                 16,829           8,400          58,818          24,515

Cost of sales                                  13,325           6,218          43,769          18,492
                                         ------------    ------------    ------------    ------------

Gross profit                                    3,504           2,182          15,049           6,023

Research and development                        4,890           4,355          17,195          16,254

Less:  Teva reimbursements                        (10)           (219)           (257)           (705)
                                         ------------    ------------    ------------    ------------

Research and development, net                   4,880           4,136          16,938          15,549

Selling expenses                                  945             835           2,497           2,836

General and Administrative                      2,650           2,203           9,176           8,396

Other operating income (expense), net               2               3              27             (36)
                                         ------------    ------------    ------------    ------------

Net loss from operations                       (4,969)         (4,989)        (13,535)        (20,794)

Interest income                                    81             104             280             644

Interest expense(b)                              (214)          1,414            (952)            110
                                         ------------    ------------    ------------    ------------

Net loss                                 $     (5,102)   $     (3,471)   $    (14,207)   $    (20,040)
                                         ============    ============    ============    ============

Net loss per share (basic and diluted)   $      (0.09)   $      (0.07)   $      (0.28)   $      (0.42)
                                         ============    ============    ============    ============

Weighted average
   common shares outstanding               54,208,856      47,867,379      51,346,587      47,444,364
                                         ============    ============    ============    ============



(a) The Other Revenues for the quarter and twelve months ended December 31, 2003 included $3,500,000 in reversal of part of the refundable deposit from Teva under its strategic alliance agreement related to its exercise of the exclusivity agreement for certain products.


(b) The interest expense for the quarter and twelve months ended December 31, 2002, included the reversal of the interest on the refundable deposit from Teva, as follows:

                                                               Q-4 2002       Year 2002
                                                              -----------    -----------
       Reversal of Interest on Refundable Deposit             $ 2,190,000    $   876,000
       Other Interest                                            (181,000)      (565,000)
       Less: Amounts Previously Capitalized                      (595,000)      (201,000)
                                                              -----------    -----------
             Total Interest Expense                           $ 1,414,000    $   110,000
                                                              ===========    ===========

                            IMPAX LABORATORIES, INC.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)



                                                               December 31,      December 31,
                                                                  2003               2002
                                                               (unaudited)       (unaudited)
                                                               ------------      ------------

ASSETS

Cash, cash equivalents and short-term investments               $ 15,505           $ 10,219

Restricted cash(a)                                                10,000             10,000

Accounts receivable, net                                           9,885              6,524

Inventory                                                         28,479             10,478

Property, plant and equipment, net                                38,132             37,065

Goodwill and intangibles, net                                     27,953             28,337

Other assets                                                       2,752              1,780
                                                                --------           --------

                           Total assets                         $132,706           $104,403
                                                                --------           --------



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                             $ 42,365           $ 23,248

Long-term debt, net of current portion                             8,854              9,105

Refundable deposit(b)                                              5,000             22,000

Other liabilities                                                  2,879              1,486

Mandatorily redeemable convertible preferred stock(c)              7,500              7,500

Stockholders' equity                                              66,108             41,064
                                                                --------           --------

Total liabilities and stockholders' equity                      $132,706           $104,403
                                                                --------           --------



(a) Collateral for the $25 million revolving credit facility and term loan with Congress Financial until December 2003, and thereafter with Wachovia Bank N.A.

(b) As of January 15, 2004, our refundable deposit obligation to Teva was satisfied in full due to a combination of common stock issued to Teva, and achievement of a milestone amount due to Teva's exercise of the exclusivity option for certain products.

(c) Recently, the holders of the Mandatorily Redeemable Convertible Preferred Stock converted their entire 75,000 preferred shares into 1,500,000 shares of common stock.

                                      # # #